Exhibit 99.1

VectoIQ Acquisition Corp. II Announces Receipt of Nasdaq Continued Listing Standard Notice

New York, New York, December 7, 2021 —VectoIQ Acquisition Corp. II (Nasdaq: VTIQU, VTIQ, VTIQW) (the “Company”) today announced that on December 1, 2021 it received a deficiency letter (the “Notice”) from the Nasdaq Capital Market (“Nasdaq”) relating to the Company’s failure to timely file its Quarterly Report on Form 10-Q for the quarter ended September 30, 2021 (the “Form 10-Q”) as required under Section 5250(c) of the Nasdaq Rules and Regulations.

Recent updates in guidance relating to the accounting for founder shares issued by special purpose acquisition companies such as the Company has resulted in the Company’s delay in preparing and finalizing its financial statements as of and for the quarter ended September 30, 2021 and filing its Form 10-Q with the Securities and Exchange Commission (the “SEC”) by the prescribed deadline. Under Nasdaq rules, the Company has 60 calendar days from receipt of the Notice, or until January 30, 2022, to submit a plan to regain compliance with the Nasdaq rule. If Nasdaq accepts the Company's plan, then Nasdaq may grant an exception of up to 180 calendar days from the due date of the Form 10-Q, or until May 23, 2022, to regain compliance. However, there can be no assurance that Nasdaq will accept the Company's plan to regain compliance or that the Company will be able to regain compliance within any extension period granted by Nasdaq. If Nasdaq does not accept the Company’s plan, then the Company will have the opportunity to appeal that decision to a Nasdaq hearings panel.

About VectoIQ Acquisition Corp. II

VectoIQ Acquisition Corp. II is a blank check company formed as a Delaware corporation for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization, recapitalization or other similar business combination with one or more businesses. Although the Company may pursue its initial business combination in any business, industry or geographic location, it currently intends to focus on opportunities to capitalize on the ability of its management team, particularly its executive officers, to identify, acquire and operate a business in the industrial technology, transportation and smart mobility industries.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements.” Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s Annual Report on Form 10-K filed with the SEC on March 29, 2021 and subsequent reports filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact:

Gladstone Place Partners
Lauren Odell / Patricia Figueroa
212-230-5930